EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on form S-8 Registration Nos. 333-138764, 333-114650, 333-110769, 333-105524, 333-101130, 333-102650, 333-80443, 333-47392, 333-72894, 333-75872, 333-82006, and 333-69123 of our report (which included an explanatory paragraph relating to the Company’s ability to continue as a going concern) dated March 31, 2009 relating to our audit of the consolidated financial statements of Torvec, Inc. which are included in Torvec, Inc.’s 2008 annual report on Form 10-K.

/s/ Eisner LLP
New York, New York
March 31, 2009